BROWN & BAIN
                           A PROFESSIONAL ASSOCIATION
                           2901 NORTH CENTRAL AVENUE
                             PHOENIX, AZ 85012-2788
                                 (602) 351-8000


                                    May 29, 1996


Ladies and Gentlemen:

     We have acted as counsel to Intelligent Decision Systems, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933 relating to the registration of 1,964,154 shares of its common stock, $.001 par value (the "Shares"), on behalf of the Selling Stockholders identified therein. Capitalized terms used without definition herein shall have the meanings ascribed to such terms in the Registration Statement.

     In that connection, wehave examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Restated Certificate of Incorporation and Bylaws of the Company.

     Based upon the foregoing,  we are of the opinion  that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

     2. The Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                                Very truly yours,



                                              /s/BROWN & BAIN, P.A.


Intelligent Decision Systems, Inc.
  2025 East Beltline Avenue SE, Suite 400
    Grand Rapids, MI 49546

B&B:shj

                                  EXHIBIT 5.01